CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into this 15th day of December, 2012 by and between EOS Petro Inc. (hereinafter referred to as “EOS”), and Brian Hannan and Jeff Ahlholm, both individuals and co-owners of AGRA Capital Advisors with Glacier Holdings, LLC as a wholly owned subsidiary (hereinafter referred to as “AGRA Partners"), and hereinafter collectively referred to as the "Parties". The Parties completed a previously executed consulting agreement with a term ending this day of December 15, 2012. The Parties hereby agree and acknowledge that, commencing December 15, 2012, the previously executed consulting agreement has terminated and shall have no further force and effect, and the Parties’ relationship shall hereinafter be governed only by the terms of this CONSULTING AGREEMENT.

WITNESSETH:

WHEREAS, EOS is a new private company that is engaged in the business of oil exploration and drilling and associated business activities; and

WHEREAS, Jeff Ahlholm and Brian Hannan are equal partners in AGRA Partners and are currently Corporate Finance and M&A advisors to EOS; and

WHEREAS, AGRA Partners has special abilities and experience in the areas of general business management, business development, corporate strategy and asset funding for operating companies and emerging growth enterprises, and in particular companies active in the energy field; and

WHEREAS, in addition to AGRA Partners’ role as an M&A advisor, AGRA Partners has agreed to provide ongoing consulting services to EOS in order to assist EOS with general business expansion strategies, board organization and management, business management and asset/project finance funding for oil/gas land rights, exploration, existing operating oil/gas wells, etc.; and

WHEREAS, it is the desire of the Parties to define and set out their relationship in writing and the circumstances under which AGRA Partners shall provide such consulting services.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

1. CONSULTING SERVICES. EOS hereby agrees to retain AGRA Partners to provide consulting support and advisory services to include business expansion strategies, business management, project financing and optimization support through the contractual structure outlined by this Agreement. AGRA Partners shall devote such of its time and effort as may be necessary to discharge its duties under this Agreement. While AGRA Partners shall not be restricted from engaging in other business activities during the Term of this Agreement, AGRA Partners shall not provide services to any entity that directly competes with EOS. Services shall include but not be limited to the following:

•	Acquisitions:

o	Acquisition Assessment and Board Review - AGRA Partners will assist EOS with its assessment of all new company acquisitions targeted by EOS. AGRA Partners will lead in the detailed evaluation consistent with classic Harvard Business Review outline form and prepare an appropriate report for the EOS Board with the company’s recommendation in accordance with corporate standards.

o	Acquisition Negotiations – AGRA Partners will assist and/or lead the negotiation process of such acquisitions at the direction of EOS. Assistance shall include travel and face-to-face meetings with such targeted acquisitions.

o	Asset Acquisitions - AGRA Partners will assist EOS with its assessment of any targeted oil field, works, and associated asset acquisitions contemplated by EOS. Work to include an assessment of new market territories and acquisition targets. Assistance shall include travel and face-to-face meetings with such targeted acquisitions.

•	Financing:

o	Assist, support and/or lead EOS efforts to secure energy project financing to move forward with the development of EOS oil exploration.

o	AGRA Partners will help identify, target and lead discussions with targeted project finance partners. Work to include travel and face-to-face meetings with such targeted financial partners.

•	Other specific assignments determined by EOS.

2. PURPOSE. The purpose of this arrangement is to carry on any and all such other activities as may be necessary to provide the Consulting Services outlined above and to support the growth and operation of the business of EOS.

3. OFFICE, SUPPLIES AND EXPENSES. While it is not anticipated that AGRA Partners representatives will need to work extensively from EOS offices, AGRA Partners is prepared to provide any on-site work as required and EOS shall provide any necessary office space to allow AGRA Partners to conduct any on-site work that may be required to perform the Consulting Services outlined herein. AGRA Partners shall be reimbursed by EOS for all reasonable and industry standard expenses and supplies required carrying out the duties contemplated by this Agreement. AGRA Partners shall obtain EOS’s written approval for any travel incurred on behalf of EOS and for any single expense over $500. Such approval may be provided via email transmission and reimbursement shall be made by EOS within 30 days of formal submittal by AGRA Partners regardless of how compensation is structured at such time.

4. TERM. The Agreement shall commence on December 15, 2012 and shall continue for a period of 12 months. Thereafter, this Agreement shall continue indefinitely or until terminated by either of the Parties upon 30 days written notice thereof to the other Party. Such notice to be provided by email communication.

5. MINIMUM MANPOWER COMMITMENT AND COMPENSATION. AGRA Partners will provide the work necessary to meet the requirements of the Consulting Services as outlined above. AGRA Partners will also commit to one in-person meeting per month – preferably in a manner that shall integrate with other AGRA Partners travel activity to maximize efficiency and to minimize travel expense to EOS. In addition, AGRA Partners recommends holding a standing conference call on two afternoons each week to review general strategy. At other times, AGRA Partners will provide regular email updates along with a more formal Monthly Report.

AGRA Partners will also provide availability for approximately 1 to 2 strategy or project finance meetings/trips per month on behalf of EOS (albeit, AGRA Partners will always try to combine travel with other business initiatives to reduce cost to EOS).

Compensation:

•	Monthly retainer - As compensation for the services contemplated herein, AGRA Partners will be paid an average monthly fee of $30,000 per month, accruing but payable in a TBD manner based upon the availability of cash flow. This average monthly advisory fee shall be capped at $360,000, at which point AGRA Partners shall continue performing its services to EOS on terms to be mutually agreed upon in writing by the Parties. This monthly retainer may be payable as either cash or in the form of Cellteck, Inc’s stock (EOS is a wholly-owned subsidiary of Cellteck, Inc.). Payments in the form of stock pursuant to this provision must be agreed to in writing by the Parties hereto and Cellteck, Inc.

•	Corporate Finance Advisory Fees. Success based fees are subject to approval by EOS in any specific instance and shall not be less than two percent (2.0%) of the transaction value, including but not limited to the assumption of existing debt or seller carrybacks, without the prior written acceptance of such terms by AGRA Partners. AGRA Partners shall be paid either directly from escrow when possible or within three (3) business days of closing directly by EOS. EOS agrees to support the following schedule of M&A Advisory Fees to AGRA Partners on transactions either jointly originated or originated by EOS Affiliates:

2.5% for Transactions under $25 million

2.0% for Transactions under $50 million

1.5% for Transactions under $100 million

1.0% for Transactions over $100 million

NOTE: The advisory percentages/rates listed above shall be doubled for any and all Transactions originated by AGRA Partners for EOS, and these “AGRA Partners Sources and M&A Targets” shall survive any Termination of this Agreement with respect to commissions due and payable to AGRA Partners at the closing of any such Transaction.

•	Stock compensation – in exchange for AGRA Partners’ efforts and support of EOS, AGRA Partners may elect to purchase 500,000 additional shares of Cellteck Inc.’s common stock for $50,000 US dollars. Such grant of stock to AGRA Partners will be subject to a LU/LO agreement, and shall have equal registration status and trading rights as the stock held by Nikolas Konstant and his affiliates. AGRA Partners’ ability to elect to purchase these 500,000 shares shall expire upon the termination of this Consulting Agreement.

6. REPRESENTATIONS AND WARRANTIES. The Parties hereby represent and warrant to each other that they have full power and authority to execute, deliver and perform the terms and provisions of this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Parties enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy or similar laws relating to or limiting creditors' rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law). EOS represents and warrants that Cellteck, Inc. has acknowledged and agreed to its obligations under this Consulting Agreement, and further that Cellteck, Inc. has the full power and authority to execute, deliver and perform its obligations under this Consulting Agreement.

7, INDEMNIFICATION. Each Party hereby agrees to indemnify and hold harmless the other Party and its directors, officers, employees and/or affiliates against any and all losses, claims, damages obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, proceeding or investigation (whether or not in connection with litigation to which the Consultant is a party) (collectively, the "Liabilities") arising out of or in connection with the activities contemplated by this Agreement, so long as such Liabilities arise from the negligent and/or willful misconduct of the violating Party, or the violation in any material respect of applicable federal or state securities laws by the violating Party with respect to any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated, or necessary to make the statements made, in light of the circumstances under which they were made, not misleading; provided, however, that this provision shall not apply to any Liabilities to the extent found by a court of competent jurisdiction to have resulted from the willful misconduct or violation in any material respect of applicable federal or state securities laws by the other Party. to the extent set forth in Section 8(b) hereof. Each party entitled to indemnification under this Agreement (the "Indemnified Party"), shall give notice to the party required to provide indemnification hereunder (the "Indemnifying Party") with reasonable promptness after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8. Upon receipt of such notice, the Indemnifying Party shall conduct the defense of such claim or any litigation resulting there from. The Indemnified Party may, however, participate in such defense at such Indemnified Party's sole expense. The Indemnified Party shall furnish such information regarding the claim in question as the Indemnifying Party may reasonably request in writing in connection with the defense of any such claim and litigation resulting there from.

8. INDEPENDENT CONTRACTORS. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer or employee. Except as otherwise expressly provided herein, AGRA Partners and its representatives acknowledge that they are not an officer, director or agent of Knight in any way and as such may not commit Knight to any action.

9. MISCELLANEOUS PROVISIONS.

(a)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

(b)          Attorney Review. The Parties acknowledges that this Agreement will have important legal consequences and imposes significant requirement on each Party. Accordingly, the Parties acknowledge that they have considered retaining or have retained legal counsel to review this Agreement and that each Party has been provided with adequate time to obtain such review.

(c)          Arbitration. The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association to be held in Los Angeles, California before one neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (including attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. The Parties are hereby waiving any claims against each other party for any activities or prior business transactions between the parties to date. This paragraph shall survive the termination of this Agreement.

(d)          Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and merges and supersedes any prior understandings or agreements, whether written or oral. The provisions of this Agreement shall be amended or waived only with the written consent of both parties hereto. No other course of dealing between the Parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of either Party under this Agreement.

(e)          Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by Consultant and the Company and their respective successors and permitted assigns. Except however, that this Agreement will automatically terminate without further liability on the part of either party due to the death or incapacitation of AGRA Partners’ principals.

(f)          Nonwaiver of Rights. The failure of either Party to (i) enforce any of the provisions of this Agreement or any rights with respect thereto or (ii) exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either Party to exercise any of said provisions, rights or elections shall not preclude or prejudice such Party from later enforcing or exercising the same or any other provision of this Agreement or any rights or elections which it has hereunder.

(g)          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery, if delivered by hand, or via email transmission with a confirmation provided by the other party. Notices may also be sent via one (1) business day after the date sent by nationally recognized overnight courier service, telex or facsimile transmission, or five (5) business days after the date sent by registered or certified mail, return receipt requested, postage prepaid, addressed in each case, to the following addresses:

i.	if to EOS PERTO inc.:

Nikolas Konstant

1999 Avenue of the Stars, Suite 2520

Los Angeles, CA. 90067

Nkonstant@eos-petro.com

ii.	if to AGRA Holdings, LLC:

Benjamin Beaird

28930 Dargan Street

Agoura Hills, CA 91301

(h)          Assignability. This Agreement may be assigned to any wholly owned affiliate of either Party to this Agreement. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either Party to any third party without the prior written consent of the other party hereto.

(i)          Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(j)          Limitation of Liability. In no event shall either Party be liable to the other Party for any indirect, special, punitive or consequential damages, nor for any claim against the other Party made by any person or entity arising from or in any way related to this Agreement or from the services provided by hereunder, except for the liability and indemnification obligations set forth under Section 7 hereof.

(k)          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EOS Petro Inc.

By:	/s/ Nikolas Konstant

Its: President

AGRA CAPITAL ADVISORS , LLC

By:	/s/ Jeff Ahlholm
Name: Jeffrey K. Ahlholm
Its: Partner

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